26(n)(i)

Written Consent of Sutherland, Asbill & Brennan LLP

SAB Letterhead

May 19, 2008

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account

570 Carillon Parkway

St. Petersburg, Florida 33716

RE:	WRL Series Life Account-G

WRL Evolution

File No. 333-149387/811-21929

To the Board of Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information for the WRL Evolution policy contained in Pre-effective Amendment No. 1 to the Registration Statement on Form N-6 (File Nos. 333-149387/811-21929) of the WRL Series Life Account G filed with the Securities and Exchange Commission by Western Reserve Life Assurance Co. of Ohio. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik